Exhibit 99.1

 Critical Therapeutics Reports Third Quarter 2006 Financial Results


    LEXINGTON, Mass.--(BUSINESS WIRE)--Nov. 9, 2006--Critical Therapeutics, Inc. (Nasdaq: CRTX) today reported financial results for the quarter ended September 30, 2006. For the three months ended September 30, 2006, the Company posted a net loss of $8.9 million, or $0.26 per share, based on approximately 34.3 million weighted average shares outstanding. This compares with a net loss of $14.0 million, or $0.41 per share, for the same period in 2005, based on approximately
34.0 million weighted average shares outstanding. Financial results for 2006 reflect the adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), related to employee stock-based compensation expense.

    Product sales of ZYFLO(R) (zileuton tablets), net of returns, increased approximately four percent over the second quarter of 2006, accounting for approximately $1.9 million of total revenue during the third quarter of 2006, compared with $1.8 million during the second quarter of 2006. Total revenue for the third quarter of 2006 was $4.4 million, compared with $3.5 million in the second quarter of 2006. The increase in total revenue was primarily attributable to higher revenue recognized under the Company's collaboration agreements.

    Cash and short-term investments as of September 30, 2006 totaled $40.2 million, compared with $52.2 million at June 30, 2006. Net cash expenditures during the third quarter of 2006 were $12.0 million. This compares with net cash expenditures of $12.4 million in the second quarter of 2006.

    Recent Developments:

    Since the end of the second quarter of 2006, Critical
Therapeutics:

    -- Announced a new strategy designed to focus its resources toward the successful commercialization of the twice daily, controlled-release formulation of zileuton (zileuton CR) for chronic asthma and the clinical development of intravenous zileuton for acute asthma. Part of the Company's new initiative involves reducing net cash expenditures through the elimination of 63 positions by year-end. The majority of these positions will come from the respiratory sales force marketing ZYFLO and the research and development group.

    -- Completed a registered direct offering with institutional investors for the sale of $20.0 million of common stock and warrants. The Company sold 7.5 million shares of common stock and warrants to purchase 3.7 million shares of common stock at an exercise price of $2.62 per share of common stock. The offering generated net proceeds of approximately $18.5 million after fees and expenses. The proceeds from this offering are not included in the Company's cash balance at September 30, 2006 as the closing occurred in the fourth quarter of 2006.

    -- Received acceptance for review of a New Drug Application (NDA) submitted to the U.S. Food and Drug Administration (FDA) for zileuton CR. The NDA is supported by results from two previously completed Phase III clinical trials that evaluated the safety and efficacy of zileuton CR and three pharmacokinetic studies conducted by Critical Therapeutics. Pending FDA approval, the Company is targeting the launch of zileuton CR for the second half of 2007.

    -- Completed its double-blind, placebo-controlled, single dose Phase I/II clinical trial of the intravenous formulation of zileuton (zileuton IV) in patients with asthma. The trial was designed to evaluate the safety, tolerability and pharmacokinetics of zileuton IV. In this trial, zileuton IV was well tolerated at all dosage levels and provided a positive impact on lung function measurements. The Company plans to initiate a Phase IIb clinical trial in the first half of 2007.

    "Our restructuring plan, while extremely difficult, was necessary to redirect our new and existing capital toward the launch of controlled-release zileuton and other value opportunities for our pipeline assets," said Critical Therapeutics President Frank Thomas. "While ZYFLO's four-times daily dosing regimen has proved a significant challenge over the past year, we have learned much about the market in the process. We believe we can be successful if we use that knowledge to effectively align our sales and marketing strategy for zileuton CR more closely to the specific needs of physicians and asthma patients."

    Financial Results for the Three Months Ended September 30, 2006
and 2005

    Total revenue for the three months ended September 30, 2006 was $4.4 million, compared with $1.3 million for the same period in 2005. Critical Therapeutics' HMGB1 collaboration with MedImmune, Inc. and its license agreement with Beckman Coulter, Inc. to develop diagnostic assays accounted for $2.5 million in revenue during the third quarter of 2006 and all of the Company's revenue during the third quarter of 2005. Critical Therapeutics began selling ZYFLO in the U.S. in October 2005.

    For the three months ended September 30, 2006, net shipments of ZYFLO to wholesalers, third-party distributors and pharmacies totaled approximately $2.1 million. Revenue from sales of ZYFLO is recognized when prescriptions are filled, net of any discounts or rebates, rather than when the product is shipped to third parties. The Company currently estimates prescriptions filled based on distribution channel data provided by external sources. This accounting treatment resulted in approximately $1.9 million being recorded as net product sales in the third quarter of 2006, with $1.3 million remaining as deferred product revenue on the Company's balance sheet at September 30, 2006. The number of total prescriptions recorded during the third quarter of 2006 was 8,763. The number of total prescriptions recorded in the second quarter of 2006 was 8,921, which included 792 mail order and non-retail prescriptions that related to the period from launch in October 2005 to the end of the first quarter of 2006. Revenue per prescription increased nearly 5 percent in the third quarter of 2006 compared with the second quarter of 2006 as a result of less discounting and rebating.

    Total operating expenses for the three months ended September 30, 2006 decreased $2.2 million to $13.8 million, compared with $16.0 million for the same period in 2005. Total operating expenses for the third quarter included:

    -- Cost of products sold in the third quarter of 2006 totaled $267,000. Included in the cost of products sold was approximately $55,000 related to the write-down of certain ZYFLO inventory that was nearing its expiration date and a credit of $132,000 for product that failed during manufacturing.

    -- Research and development (R&D) expenses decreased $2.1 million to $6.7 million in the third quarter of 2006, compared with $8.9 million for the third quarter of 2005. The decrease was primarily due to a reduction in preclinical and manufacturing costs for zileuton IV and a decrease in manufacturing costs for ZYFLO and zileuton CR.

    -- Sales and marketing expenses totaled $3.9 million in the third quarter of 2006, compared with $4.0 million in the third quarter of 2005. This decrease was primarily associated with the reduction in force implemented in May 2006, partially offset by higher stock-based compensation expenses.

    -- General and administrative expenses totaled $2.9 million in the third quarter of 2006, compared with $3.1 million in the third quarter of 2005. This decrease was primarily attributable to lower accounting and audit fees related to Sarbanes-Oxley compliance.

    Financial Results for the Nine Months Ended September 30, 2006

    Total revenue for the nine months ended September 30, 2006 increased $6.0 million to $10.1 million, compared with $4.1 million for the same period in 2005. Critical Therapeutics' HMGB1 collaboration with MedImmune and its license agreement with Beckman Coulter to develop diagnostic assays accounted for $5.4 million in revenue during the first three quarters of 2006 and all of the Company's revenue during the first three quarters of 2005. Product sales of ZYFLO accounted for $4.7 million of revenue during the first three quarters of 2006.

    Total operating expenses for the nine months ended September 30, 2006 were $52.1 million, compared with $38.0 million for the same period in 2005. This increase was primarily due to costs associated with the commercialization of ZYFLO. The net loss for the nine months ended September 30, 2006 was $40.0 million, or $1.17 per share, based on approximately 34.2 million weighted average common shares outstanding. This compares with a net loss of $32.4 million, or $1.17 per share, for the nine months ended September 30, 2005, based on approximately 27.7 million weighted average common shares outstanding.

    Stock-based compensation expense for the nine months ended
September 30, 2006 totaled $6.0 million, as calculated under SFAS
123R. Stock-based compensation expense for the same period in 2005 totaled $1.9 million, as calculated under Accounting Principles Board Opinion No. 25.

    Financial Guidance

    Critical Therapeutics expects to record restructuring charges of $3 million to $4 million in the fourth quarter of 2006. For the fourth quarter of 2006, the Company expects that net cash expenditures will be between $12 million and $14 million based on research and development expenses of between $6.5 million and $7.5 million, sales and marketing expenses of between $3.0 million and $4.0 million, and general and administrative expenses of between $2.0 million and $3.0 million. These estimates include the impact of the restructuring and expensing stock options to employees under SFAS 123R. The non-cash charges related to stock-based compensation expense for employees and non-employees are projected to be approximately $2.0 million in the fourth quarter of 2006. The Company expects to end 2006 with between $45 million and $47 million of cash and short-term investments.

    The Company anticipates that net cash expenditures in 2007 will be between $28 million and $30 million based on operating expenses of between $35 million and $37 million and excluding any cash from new collaborations. Research and development expenses are projected to be between $18 million and $20 million in 2007.

    "The recent financing coupled with the strategic realignment strengthen the Company's financial position and, based on our current operating plans, should allow us to fund operations beyond the anticipated launch of zileuton CR and into the second half of 2008," said Thomas.

    Conference Call Information

    Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company's third quarter 2006 financial results, strategy, upcoming milestones and financial guidance.
Investors and other interested parties can access the call as follows:

    Date: Thursday, November 9, 2006

    Time: 5:00 p.m. EST

    Dial-in: (800) 262-1292 (domestic)

    (719) 457-2680 (international)

    Conference ID: 4280225

    Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to ZYFLO(R) (zileuton tablets), which is marketed in the United States for the prevention and chronic treatment of asthma in patients 12 years of age and older. Critical Therapeutics is working to expand its zileuton franchise by introducing a twice daily, controlled-release formulation for the prevention and chronic treatment of asthma and an intravenous formulation for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is collaborating with MedImmune, Inc. to design antibody therapies that treat acute and chronic diseases triggered by the inflammatory cytokine HMGB1. Research pipeline programs include lifecycle management to extend the zileuton franchise and an alpha-7 project for the treatment of inflammation. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits, market acceptance and future sales of ZYFLO and, if approved, zileuton CR; the progress, timing and success of our regulatory filings, regulatory approvals and product launches, including for zileuton CR; the timing and magnitude of potential cost savings from our operational restructuring; the progress and timing of our drug development programs and related trials; our strategy, future operations, financial position, future revenues, and projected costs, including the expected timing and amount of restructuring charges, our net cash expenditures and non-cash stock-based compensation expense for the fourth quarter of 2006, cash and short-term investments at the end of 2006, net cash expenditures for 2007 and the anticipated availability of funds sufficient to fund operations into the second half of 2008; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the expected timing and outcome of the NDA for zileuton CR and related discussions with the FDA, including our ability to rely on historical data in the NDA, including the sufficiency and acceptability of the results of the pharmacokinetic studies of zileuton CR for FDA purposes; our ability to transition our management team effectively; our ability to successfully enter into strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO, and, if approved, zileuton CR; our ability to successfully market and sell ZYFLO with a reduced sales force; patient physician and third-party payor acceptance of ZYFLO and, if approved, zileuton CR, as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO and, if approved, zileuton CR; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; our heavy dependence on the commercial success of ZYFLO and, if approved, zileuton CR; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our discoveries and drug candidates. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,
 in thousands,
  except share and
  per share data      2006         2005         2006         2005
----------------------------------------------------------------------
 Revenues:
  Net product sales$     1,879  $         -  $     4,710  $         -
  Revenue under
   collaboration
   agreements            2,499        1,335        5,446        4,125
----------------------------------------------------------------------
   Total revenues        4,378        1,335       10,156        4,125
----------------------------------------------------------------------
 Costs and
  expenses:
  Cost of products
   sold                    267            -        1,662            -
  Research and
   development           6,736        8,873       23,063       22,188
  Sales and
   marketing             3,906        4,049       16,476        7,042
  General and
   administrative        2,907        3,103       10,916        8,777
----------------------------------------------------------------------
   Total costs and
    expenses            13,816       16,025       52,117       38,007
----------------------------------------------------------------------
 Operating loss         (9,438)     (14,690)     (41,961)     (33,882)
 Other income
  (expense):
  Interest income          612          794        2,100        1,619
  Interest expense         (54)         (61)        (169)        (140)
----------------------------------------------------------------------
   Total other
    income                 558          733        1,931        1,479
----------------------------------------------------------------------
 Net loss              ($8,880)    ($13,957)    ($40,030)    ($32,403)
----------------------------------------------------------------------

 Net loss per share     ($0.26)      ($0.41)      ($1.17)      ($1.17)
----------------------------------------------------------------------

 Basic and diluted
  weighted-average
  common shares
  outstanding       34,251,656   33,976,026   34,184,551   27,664,953
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                                   September December
                                                      30,       31,
 in thousands, except share data                     2006      2005
----------------------------------------------------------------------
 Assets:
 Current assets:
  Cash and cash equivalents                         $35,557   $57,257
  Accounts receivable, net                              895     1,024
  Amount due under collaboration agreements             250       205
  Short-term investments                              4,638    25,554
  Inventory, net                                      2,863     1,869
  Prepaid expenses and other                          1,086     2,179
----------------------------------------------------------------------
    Total current assets                             45,289    88,088
----------------------------------------------------------------------
 Fixed assets, net                                    3,143     3,563
 Other assets                                           168       168
----------------------------------------------------------------------
 Total assets                                       $48,600   $91,819
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
  Current portion of long-term debt and capital
   lease obligations                                 $1,106    $1,179
  Accounts payable                                    1,508     4,615
  Accrued expenses                                    4,639     4,876
  Revenue deferred under collaboration agreements     1,010     5,706
  Deferred product revenue                            1,262     1,707
----------------------------------------------------------------------
    Total current liabilities                         9,525    18,083
----------------------------------------------------------------------
 Long-term debt and capital lease obligations, less
  current portion                                       663     1,489
 Stockholders' equity:
  Preferred stock, par value $0.001; authorized
   5,000,000 shares; no shares issued and
   outstanding                                            -         -
  Common stock, par value $0.001; authorized
   90,000,000 shares; issued and outstanding
   34,295,866 and 34,126,977 shares at September
   30, 2006 and December 31, 2005, respectively          34        34
  Additional paid-in capital                        184,209   181,718
  Deferred stock-based compensation                    (155)   (3,794)
  Accumulated deficit                              (145,647) (105,617)
  Accumulated other comprehensive loss                  (29)      (94)
----------------------------------------------------------------------
    Total stockholders' equity                       38,412    72,247
----------------------------------------------------------------------
 Total liabilities and stockholders' equity         $48,600   $91,819
----------------------------------------------------------------------

              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                                    Nine Months Ended
                                                      September 30,
 in thousands                                        2006      2005
----------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                         ($40,030) ($32,403)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization expense                745       566
   Amortization of premiums on short-term
    investments and other                               (72)      791
   Loss on disposal of fixed assets                      51         -
   Reserve for inventory                                757         -
   Stock-based compensation expense                   6,009     1,983
   Changes in assets and liabilities:
    Accounts receivable                                 129         -
    Amount due under collaboration agreements           (45)     (423)
    Inventory                                        (1,751)   (1,309)
    Prepaid expenses and other                        1,093      (177)
    Other assets                                          -        46
    Accounts payable                                 (3,107)      434
    Accrued expenses                                   (237)    2,682
    Revenue deferred under collaboration agreements  (4,696)   (2,580)
    Deferred product revenue                           (445)        -
----------------------------------------------------------------------
     Net cash used in operating activities          (41,599)  (30,390)
----------------------------------------------------------------------
 Cash flows from investing activities:
  Purchases of fixed assets                            (376)   (1,674)
  Proceeds from sales and maturities of short-term
   investments                                       32,855    55,423
  Purchases of short-term investments               (11,802)  (31,261)
----------------------------------------------------------------------
     Net cash provided by investing activities       20,677    22,488
----------------------------------------------------------------------
 Cash flows from financing activities:
  Net proceeds from private placement of common
   stock                                                  -    51,362
  Proceeds from exercise of stock options               121        66
  Repayments of long-term debt and capital lease
   obligations                                         (899)     (300)
----------------------------------------------------------------------
     Net cash provided by (used in) financing
      activities                                       (778)   51,128
----------------------------------------------------------------------
 Net decrease in cash and cash equivalents          (21,700)   43,226
 Cash and cash equivalents at beginning of period    57,257    11,980
----------------------------------------------------------------------
 Cash and cash equivalents at end of period         $35,557   $55,206
----------------------------------------------------------------------


    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com